 EXHIBIT 5(a)

June 29, 2009

Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

Ladies and Gentlemen:

In my capacity as Senior Vice President and General Counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of an aggregate of 3,000,000 shares (the “Shares”) of the common stock, par value $1.00 per share, of the Company (the “Common Stock”), under the following plans and agreements (each, a “Plan”): (i) 1,000,000 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the Company’s Thrift Plan for Salaried Employees; and (ii) 2,000,000 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the Company’s 401(k) and Profit Sharing Retirement Plan.  In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the applicable Plan referred to in the Registration Statement, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption “Interests of Named Experts And Counsel” in the Registration Statement.

Yours very truly,

/s/ Robert A. Wason IV
Robert A. Wason IV
Senior Vice President and General Counsel